Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Vaxart, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-239751, 333-228910) on Form S-3 and (No. 333-239727, 333-231013, 333-225475, 333-215141, 333-143238) on Form S-8 of Vaxart, Inc. of our report dated February 6, 2019, with respect to the consolidated balance sheet of Vaxart, Inc. as of December 31, 2018, the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of Vaxart, Inc.

Our report dated February 6, 2019 contains an explanatory paragraph that states that the Company has experienced losses and negative cash flows from operations since its inception, has an accumulated deficit, and has debt obligations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

San Francisco, California
February 25, 2021